Exhibit (a)(5)(iv)

NEWS RELEASE

FOR IMMEDIATE RELEASE

Cogna Educação S.A. Announces Final Results of the Offer to Purchase

All Outstanding Class A Common Shares of Vasta Platform Limited

BELO HORIZONTE, DECEMBER 11, 2025— COGNA EDUCAÇÃO S.A. (B3: COGN3), a company organized under the laws of the Federative Republic of Brazil (“Cogna”), today announced the final results of its previously announced all cash tender offer (the “Offer”) pursuant to an offer to purchase dated September 17, 2025 (as subsequently amended and restated on September 24, 2025 and further amended on October 16, 2025, October 29, 2025 and November 28, 2025, the “Offer to Purchase”) any and all of the outstanding Class A common shares, par value U.S.$0.00005 per share (the “Class A Common Shares”), traded on the Nasdaq Global Select Market (“NASDAQ”), of Vasta Platform Limited, a Cayman Islands exempted company with limited liability (“Vasta”), other than any Class A Common Shares held, directly or indirectly, by Cogna, at a price equal to U.S.$5.00 per Class A Common Share (the “Offer Price”). The Offer expired at 5:00 p.m., New York City time, on December 10, 2025 (the “Expiration Date”).

Equiniti Trust Company, LLC, the tender agent for the Offer, has advised Cogna that a total of approximately 15,526,020 Class A Common Shares were validly tendered into the Offer and not validly withdrawn, representing approximately 97.21% of the outstanding Class A Common Shares. In addition, Notices of Guaranteed Delivery have been delivered for 12,855 Class A Common Shares. As of the Expiration Date, all conditions to the Offer have been satisfied or waived. Cogna has accepted for payment, and expects to pay on December 15, 2025, an aggregate amount of U.S.$77.7 million for all such Class A Common Shares validly tendered and not validly withdrawn, in accordance with the terms of the Offer (excluding fees and other expenses related to the Offer). After giving effect to the purchase of the Class A Common Shares in the Offer, Cogna will own 97.29% of the outstanding Class A Common Shares.

Following the consummation of the Offer, Cogna intends to (i) cause all Class A Common Shares to be delisted from the NASDAQ and deregistered under the Securities Exchange Act of 1934 and (ii) subject to applicable requirements under the laws of the Cayman Islands, conduct either a statutory merger, a court-sanctioned scheme of arrangement or a compulsory acquisition at the Offer Price for the Class A Common Shares held by any remaining holders.

The Offer was made in accordance with the terms and subject to the conditions described in the Offer to Purchase, the related letter of transmittal and other related materials, as amended or supplemented from time to time, filed as part of the Offer statement on Schedule TO that Cogna initially filed on September 17, 2025 and subsequently amended on September 24, 2025, October 16, 2025, October 29, 2025 and November 28, 2025 with the Securities and Exchange Commission (“SEC”) (collectively, the “Tender Offer Documents”).

The information agent for the Offer was D.F. King & Co., Inc. The tender agent for the Offer was Equiniti Trust Company, LLC. The dealer manager for the Offer was Itau BBA USA Securities, Inc.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This announcement contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Cogna and Vasta resulting from and following the implementation of the transaction described herein. These statements are based on management’s current expectations and are inherently subject to risks, uncertainties and changes in circumstance, including the satisfaction of closing conditions for the transaction, including regulatory approval, and the possibility that the transaction will not be completed. None of Cogna or Vasta undertake any obligations to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

ADDITIONAL INFORMATION REGARDING THE OFFER AND WHERE TO FIND THEM

This press release is for informational purposes only. This press release is not a recommendation to buy or sell Class A Common Shares or any other securities of Vasta, and it is neither an offer to purchase nor a solicitation of an offer to sell Class A Common Shares or any other securities of Vasta. Cogna has filed the tender offer statement on Schedule TO, including the Offer to Purchase, the related letter of transmittal and other related materials, with the SEC on September 17, and subsequently amended it on September 24, 2025, October 16, 2025, October 29, 2025 and November 28, 2025. Shareholders should read carefully these materials (including the Offer to Purchase, the related letter of transmittal and other related materials) because they contain important information, including the various terms of, and conditions to, the Offer.

Shareholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, the related letter of transmittal and other related materials that Cogna has filed with the SEC at the SEC’s website at www.sec.gov. In addition, free copies of these documents may be obtained by contacting D.F. King & Co., Inc., the information agent for the Offer, toll-free at (800) 659-5550 (in North America) or (212) 269-5550 (outside North America) or email to vasta@dfking.com.

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